Exhibit 15

ACCOUNTANTS' ACKNOWLEDGEMENT

May 6, 2005

Crompton Corporation
Middlebury, Connecticut

Re: Registration Statement Nos. 33-21246, 33-42280, 33-67600, 333-62429, 333-87035, 333-60422, 333-71030, 333-71032, 333-87886 and 333-119641

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 6, 2005, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Stamford, Connecticut